EXHIBIT 5.1

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
www.gracinmarlow.com
September 18, 2017
The Board of Directors
Youngevity International, Inc.
2400 Boswell Road
Chula Vista, California 91914

Re:	Youngevity International, Inc. Form S-3

Gentlemen:

We have acted as U.S. securities counsel to Youngevity International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), relating to an aggregate of 4,167,475 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of 1,577,033 shares of Common Stock (the “Convertible Shares”) issuable upon conversion of certain convertible promissory notes (the “Notes”) and 2,590,442 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain warrants (the “Warrants”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the Notes.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has been declared effective by the Commission the Shares (which includes both the Convertible Shares and the Warrant Shares), when issued and paid for in accordance with the terms of the Notes and/or the Warrants, as the case may be, will be validly issued, fully paid and non-assessable. We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution), the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is delivered solely in connection with the consummation of the transactions described herein, and may not be relied upon by you for any other purpose nor by any other person for any purpose.

Very truly yours,
/s/ GRACIN & MARLOW, LLP
GRACIN & MARLOW, LLP